Exhibit 99.1

This Exhibit 99.1 sets forth certain information regarding Gastar Exploration USA, Inc. (the “Company,” “Gastar,” “we,” us,” or “our”) and Gastar Exploration Ltd. (the “Parent”). Unless otherwise stated herein, pro forma financial, reserve and production information and 2013 estimates assume the successful completion of (i) our pending acquisition (the “WEHLU Acquisition”) of approximately 24,000 net acres of Mid-Continent oil and gas leasehold interests in the West Edmond Hunton Lime Unit (“WEHLU”) located in Kingfisher, Logan, Oklahoma and Canadian counties, Oklahoma expected to close concurrently with the notes offered hereby (the “WEHLU Assets”) and the related financing, (ii) our June 7, 2013 acquisition of approximately 157,000 net acres of Mid-Continent oil and gas leasehold interests primarily located in the Mid-Continent area in Oklahoma, including a small interest acquired from an entity controlled by the former chief executive officer of Chesapeake Energy Corporation (the “Chesapeake Acquisition”), (iii) our sale of approximately 12,800 net acres and 50% of the interest in 62 producing wells acquired in the Chesapeake Acquisition (effective October 1, 2012) to our partner in an area of mutual interest in Oklahoma (the “AMI”) on July 1, 2013, pursuant to the exercise of its rights within the AMI in connection with the properties acquired in the Chesapeake Acquisition (the “AMI Election Disposition”) (iv) the sale to Newfield Exploration Mid-Continent Inc. of approximately 76,000 net acres in Kingfisher and Canadian Counties, Oklahoma and our acquisition from Newfield of approximately 2,260 net acres of Oklahoma oil and gas leasehold interests, each completed on August 6, 2013 (the “Newfield Disposition” and, together with the Chesapeake Acquisition and the AMI Disposition, the “Chesapeake Acquisition and Related Dispositions”) and (v) the sale to Cubic Energy, Inc. of approximately 31,800 gross (16,300 net) acres of leasehold interests in the Hilltop area of East Texas in Leon and Robertson Counties, Texas, including production from interests in producing wells completed on October 2, 2013 (the “East Texas Disposition”).

Pro forma for the pending WEHLU Acquisition, we will control a total of 65,200 net acres in the Marcellus Shale and 123,500 net acres in the Mid-Continent area. Additionally, we will increase our consolidated Mid-Continent position to approximately 475 net potential drilling locations in areas prospective for our Hunton Limestone horizontal oil play. We expect to complete the WEHLU Acquisition on November 15, 2013.

Our Properties

The following table presents summary data for each of our primary areas of development as of September 30, 2013, unless otherwise indicated, each on a pro forma basis to reflect the Chesapeake Acquisition and Related Dispositions, the East Texas Disposition and the pending WEHLU Acquisition based on SEC pricing for reserves.

		Identified Drilling Locations(1)	2013 Budget			Pro Forma Estimated Net Proved Reserves as of June 30, 2013(3)		Pro Forma Average Daily Production for the Three months ended September 30, 2013
	Net Acreage	Net Remaining(2)	Gross Wells	Net Wells	Drilling Capex (in millions)	Bcfe	Developed (%)	(MMcfe/d)	(MBoe/d)
Marcellus Shale, West Virginia and Pennsylvania:
Marcellus West	13,700	56.5	19	9.5	$51.9	205.9	62%	42.5	7.1
Marcellus East	51,500	—	—	—	—	0.3	100%	0.5	0.1
Mid-Continent:
Existing(4)	99,500	275.0	11	5.7	41.5	15.3	100%	7.0	1.2
Pending WEHLU Acquisition(5)	24,000	200.0	1	1.0	2.2	74.4	47%	12.1	2.0

Pro forma total(4)(5)(6)	188,700	531.5	31	16.2	$95.6	295.9	60%	62.1	10.4

(1)	Our identified potential drilling locations in the Marcellus Shale area are actual surface locations that have been specifically identified by management for future drilling units based on an evaluation of applicable geological, seismic, engineering, production and reserve data on nearby acreage and geological formations, including successful drilling efforts by other operators in the area. In identifying potential drilling locations in the Marcellus Shale area, we have assumed 400-foot well spacing, which we have recently successfully tested. Potential drilling locations in the Mid-Continent area have been identified along the geological trend believed to be most prospective for middle and lower Hunton Limestone development, which is supported by information from thousands of vertical wells that intersect the Hunton Limestone formation and by recent horizontal drilling along the trend by us, our operating partner and other operators. In identifying potential drilling locations in the Mid-Continent area, the number of lower Hunton locations is based upon 320-acre well spacing and drainage. Under Oklahoma forced pooling rules, we believe that all available net acres identified along the geological trend can be utilized. We have not committed to drill any specific number of our potential drilling locations. For the WEHLU Assets, we assume the Upper Hunton (Bois d’Arc) Limestone will be developed on 80-acre well spacing and the Lower Hunton (Chimney Hill) Limestone based on 120-acre well spacing.
(2)	Of the 531.5 net pro forma total drilling locations, 76.1 net locations were associated with proved undeveloped reserves.
(3)

Our estimated proved reserves and related future net revenues and PV-10 at June 30, 2013 were determined using benchmark prices that are the 12-month unweighted arithmetic average of the first-day-of-the-month prices for natural gas and oil. Key natural gas prices utilized were the Henry Hub price of $3.44 per MMBtu. NSAI utilized an average West Texas Intermediate (“WTI”) posted oil price of $88.13 per barrel, and Wright utilized a WTI spot oil price of $91.60 per barrel. Our reserve engineers utilized an NGLs per Bbl price of approximately 30% of the WTI spot oil price. These prices are held constant in accordance with SEC definitions and guidelines for the life of the wells included in the reserve reports but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials. Estimated quantities of proved reserves and future net revenues are affected by natural gas and oil prices, which have fluctuated significantly in recent years. All of our proved reserves are located onshore within the United States
(4)	Includes reserves and production associated with the properties purchased in the Chesapeake Acquisition on June 7, 2013. Excludes estimated acreage, drilling locations, reserves and production associated with oil and gas properties sold in the AMI Election Disposition on July 1, 2013 and in the Newfield Disposition on August 6, 2013, net of estimated acreage, drilling locations, reserves and production associated with oil and gas properties purchased in the Newfield Disposition.
(5)	Includes estimated acreage, drilling locations, reserves and production associated with the WEHLU Assets that will be purchased in connection with the pending WEHLU Acquisition. WEHLU Acquisition reserves are as of August 1, 2013, the effective date of the acquisition, based on June 30, 2013 SEC pricing.
(6)	Excludes estimated acreage, drilling locations, reserves and production associated with oil and gas properties sold in the East Texas Disposition on October 2, 2013.

Pro forma for the Chesapeake Acquisition and Related Dispositions, the East Texas Disposition and the pending WEHLU Acquisition, liquids production would have been approximately 43% of total production volume for the first nine months of 2013.

Certain Historical And Pro Forma Financial Data

The following tables set forth summary historical consolidated financial data for the years ended December 31, 2010, 2011 and 2012, the nine months ended September 30, 2012 and 2013. The annual historical financial data are derived from our audited consolidated financial statements and the notes thereto included in our periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended (our “Periodic Reports”). The data for the nine months ended September 30, 2012 and 2013 are derived from our unaudited condensed consolidated financial statements included in our Periodic Reports. The data for the twelve months ended September 30, 2013 are derived from our audited and unaudited condensed consolidated financial statements included in our Periodic Reports and our accounting records, which are also unaudited. This data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included in our Periodic Reports.

The pro forma financial data presented for the year ended December 31, 2012 and as of and for the twelve months ended September 30, 2013 are derived from our pro forma condensed consolidated financial statements included herein.

The pro forma balance sheet data as of September 30, 2013 has been prepared assuming the WEHLU Acquisition and related financing and the East Texas Disposition were consummated on September 30, 2013. The impact of the Chesapeake Acquisition and related financing is already reflected in the historical balance sheet financial information at September 30, 2013. The pro forma statements of operations data for the year ended December 31, 2012 and for the nine months ended September 30, 2013 have been prepared assuming the Chesapeake Acquisition and related financing, the repurchase of 6,781,768 shares of Parent’s common stock from Chesapeake, the settlement of litigation with Chesapeake, the AMI Election Disposition, the East Texas Disposition, the pending WEHLU Acquisition and related financing were consummated on January 1, 2012. The Newfield Disposition was a disposition of undeveloped oil and gas leasehold interests and is accounted for as an adjustment of capitalized costs, with no gain recognized as such adjustment would not significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to our or Parent’s full cost pool. Therefore, the Newfield Disposition has no impact on the statement of operations.

The pro forma financial data have been prepared for illustrative purposes only and do not purport to be indicative of the actual results for the period indicated or that may be realized in the future. Although management believes the assumptions used in preparing these pro forma financial results are reasonable, these assumptions may not be correct. As a result, actual results could differ materially. These pro forma financial statements should be read in conjunction with, and are qualified in their entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Periodic Reports. The summary pro forma data below include the pro forma effects of the pending WEHLU Acquisition. Actual results for the pending WEHLU Acquisition for such period may differ. See “Unaudited Condensed Combined Pro Forma Financial Statements” for pro forma financial information.

						Pro Forma(1)
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2012	Twelve Months Ended September 30, 2013
	2010	2011	2012	2012	2013
	(audited)			(unaudited)		(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues
Natural gas	$30,811	$33,391	$33,829	$22,499	$34,673	$30,224	$41,654
Condensate and oil	742	3,416	12,377	7,748	22,823	47,033	66,317
NGLs	—	1,092	9,300	6,394	10,690	14,515	19,274
Unrealized hedge (loss) gain	11,214	2,336	(5,566)	(4,123)	(7,156)	(5,566)	(8,599)

Total revenues	42,767	40,235	49,940	32,518	61,030	86,206	118,646
Expenses
Production taxes	370	620	2,269	1,494	3,112	4,348	6,346
Lease operating expenses	6,676	8,629	6,174	4,754	6,196	11,768	13,806
Transportation, treating and gathering	4,654	4,501	4,965	3,715	3,386	1,340	960
Depreciation, depletion and amortization	9,306	15,216	25,424	19,744	21,428	37,289	43,092
Impairment of natural gas and oil properties	—	—	150,787	150,787	—	150,787	—
Accretion of asset retirement obligation	396	534	388	284	358	412	493
General and administrative expense	13,468	10,434	10,732	8,105	10,935	10,732	13,562
Litigation settlement expense	21,744	—	1,250	1,250	1,000	1,250	1,000

Total expense	56,614	39,934	201,989	190,133	46,415	217,926	79,259

(Loss) income from operations	(13,847)	301	(152,049)	(157,615)	14,615	(131,720)	39,387
Other income (expense)
Gain on acquisition of assets at fair value	—	—	—	—	43,712	—	—
Interest expense	(97)	(112)	(271)	(87)	(7,593)	(25,710)	(32,931)
Investment and other (expense) income	1,238	95	(4)	(4)	(5)	(4)	(5)
Foreign transaction gain	354	1	2	2	(11)	2	(11)

(Loss) income before provision for income taxes	(12,352)	285	(152,322)	(157,704)	50,718	(157,432)	6,440
Provision for income tax (benefit)	(804)	—	—	—	—	—	—

Net (loss) income	(11,548)	285	(152,322)	(157,704)	50,718	(157,432)	6,440
Dividend on Preferred Stock	—	(1,024)	(7,077)	(4,947)	(6,398)	(12,828)	(14,279)

Net loss attributable to common stockholder	$(11,548)	$(739)	$(159,399)	$(162,651)	$44,320	$(170,260)	$(7,839)

Other Financial Data (Unaudited):
Adjusted EBITDA(2)	$9,150	$16,327	$34,661	$21,148	$49,466	$66,879	$98,200
Normalized Adjusted EBITDA(3)	9,150	16,327	41,741	26,192	59,914	73,959	110,684
Drilling Capital Expenditures	36,814	65,835	120,750	84,448	69,500
Land Acquisition and Other Expenditures	24,638	19,552	25,676	20,842	16,559

Pro Forma Credit Statistics (Unaudited):
Ratio of net debt to Adjusted EBITDA(4)							2.7x
Ratio of Adjusted EBITDA to interest expense(5)							3.5x
Net debt to NYMEX proved reserves (Bcfe) at June 30, 2013(4)							$0.89
NYMEX PV-10 at June 30, 2013 to net debt(4)(6)							2.2x
Normalized Pro Forma Credit Statistics(3) (Unaudited):
Ratio of net debt to Normalized Adjusted EBITDA(4)							2.4x
Ratio of Normalized Adjusted EBITDA to interest expense(5)							3.9x

	As of September 30, 2013
	Actual	Pro Forma(7)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$21,362	$58,220
Property and equipment, net	367,613	502,522
Total assets	424,360	587,815
Total long-term debt	194,830	316,393
Total stockholders’ equity	127,917	177,992

(1)	Pro forma adjustments for the statements of operations and Adjusted EBITDA give effect to the Chesapeake Acquisition and related financing, the AMI Election Disposition, the East Texas Disposition and the pending WEHLU Acquisition as if they were consummated on January 1, 2012.

(2)	EBITDA and Adjusted EBITDA are not alternative measures of operating results of cash flows from operations, as determined in accordance with GAAP. We have included EBITDA and Adjusted EBITDA because we believe they are indicative measures of operating performance and our ability to meet our debt service requirements and are used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA and Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with GAAP.

(3)	Normalized Adjusted EBITDA further adjusts Adjusted EBITDA to reflect for illustrative purposes only our management estimate of what our operating performance would have been for the applicable periods if there had not been production curtailments related to high line pressures and unscheduled downtime of mid-stream assets owned and operated by Williams which service our Marcellus West properties. We are continuing to work with the gathering system operator to resolve recurring production curtailment issues on our operated Marcellus Shale wells. Currently, we are experiencing no curtailment issues however, there can be no assurance that such issues can be fully ameliorated quickly, or at all. Normalized Adjusted EBITDA is not an alternative measure of operating result of cash flows from operations, as determined in accordance with GAAP, nor does it represent our actual operating results for the periods presented.

(4)	Pro forma net debt represents our indebtedness net of our unrestricted cash as of September 30, 2013 after giving effect to the WEHLU Acquisition and related financing, the Chesapeake Acquisition and Related Dispositions and the East Texas Disposition.

(5)	Represents the ratio of Adjusted EBITDA and Normalized Adjusted EBITDA to as adjusted interest expense on the notes offered hereby.

(6)	PV-10 is a non-GAAP financial measure as defined by the SEC. Production Data—NYMEX Case Reserves.”

(7)	Pro forma adjustments give effect to the Chesapeake Acquisition and related financing, the AMI Election Disposition, the East Texas Disposition and the pending WEHLU Acquisition and related financing as if they were consummated on January 1, 2012.

Reconciliation of Non-GAAP Financial Measures

The following table reconciles net loss in accordance with GAAP to EBITDA, Adjusted EBITDA and Normalized Adjusted EBITDA:

						Pro Forma(a)
	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended December 31, 2012	Twelve Months Ended September 30, 2013
	2010	2011	2012	2012	2013
	(audited)			(unaudited)
	(in thousands)
Net (loss) income attributable to common stockholder	$(11,548)	$(739)	$(159,399)	$(162,651)	$44,320	$(170,260)	$(7,839)
Plus:
Dividends on Preferred Stock	—	1,024	7,077	4,947	6,398	12,828	14,279
Depreciation, depletion and amortization	9,306	15,216	25,424	19,744	21,428	37,289	43,092
Impairment of natural gas and oil properties	—	—	150,787	150,787	—	150,787	—
Interest expense	97	112	271	87	7,593	25,710	32,931
Income tax benefit	(804)	—	—	—	—	—	—

EBITDA	(2,949)	15,613	24,160	12,914	79,739	56,354	82,463
Other adjustments:
Accretion of asset retirement obligation	396	534	388	284	358	412	493
Stock option expense	2,765	2,612	3,295	2,575	2,540	3,295	3,260
Litigation settlement expense(b)	21,744	—	1,250	1,250	1,000	1,250	1,000
Gain on acquisition of assets at fair value	—	—	—	—	(43,712)	—	—
Non-recurring general and administrative costs related to acquisition of assets	—	—	—	—	1,710	—	1,710
Non-recurring severance costs related to property divestment	—	—	—	—	659	—	659
Investment income and other	(1,238)	(95)	4	4	5	4	5
Foreign transaction gain(c)	(354)	(1)	(2)	(2)	11	(2)	11
Unrealized hedge (gain) loss	(11,214)	(2,336)	5,566	4,123	7,156	5,566	8,599

Adjusted EBITDA	$9,150	$16,327	$34,661	$21,148	$49,466	$66,879	$98,200
Impact from unscheduled downtime(d)	—	—	7,080	5,044	10,448	7,080	12,484

Normalized Adjusted EBITDA	$9,150	$16,327	$41,741	$26,192	$59,914	$73,959	$110,684

(a)	Pro forma adjustments give effect to the Chesapeake Acquisition and related financing, the AMI Election Disposition, the East Texas Disposition and the pending WEHLU Acquisition as if they were consummated on January 1, 2012.
(b)	Litigation settlement expense for fiscal year 2010 primarily resulted from our settlement with the plaintiffs in the ClassicStar Mare Lease litigation suits in December 2010. Litigation settlement expense for fiscal year 2012 primarily resulted from our settlement with Navasota Resources LP in April 2012. Litigation settlement expense for the three months ended March 31, 2013 resulted from an accrual for settlement of the Chesapeake litigation.
(c)	Foreign exchange gain for fiscal year 2010 primarily resulted from Australian denominated cash and accounts receivable balances. The Australian properties were sold in 2009.
(d)	Represents an adjustment to reflect the estimated impact of unscheduled downtime from mid-stream assets which service our Marcellus West properties, which includes incremental production for the unscheduled downtime assuming an average daily production rate equal to the average daily production immediately prior to the downtime at our actual average monthly sales prices.

Summary Historical and Pro Forma Production Data

The following table summarizes our historical pro forma net production volumes, natural gas and oil sales and average sales prices for the periods indicated:

	Year Ended December 31, 2012			Nine Months Ended September 30, 2013
	Historical Gastar USA	Pro Forma Gastar USA Prior to WEHLU Acquisition	Pro Forma Gastar USA After WEHLU Acquisition	Historical Gastar USA	Pro Forma Gastar USA Prior to WEHLU Acquisition	Pro Forma Gastar USA After WEHLU Acquisition
Production:
Natural gas (MMcf)	10,564	6,970	7,904	10,257	8,117	8,814
Condensate and oil (MBbls)	177	240	557	333	348	644
NGLs (MBbls)	270	292	438	347	353	476

Total production (MMcfe)	13,247	10,163	13,869	14,338	12,325	15,539
(MMBoe)	2.2	1.7	2.3	2.4	2.1	2.6
Daily production:
Natural gas (MMcf/d)	28.9	19.0	21.6	37.6	29.7	32.3
Condensate and oil (MBbls/d)	0.5	0.7	1.5	1.2	1.3	2.4
NGLs (MBbls/d)	0.7	0.8	1.2	1.3	1.3	1.7

Total production (MMcfe/d)	36.2	27.8	37.9	52.5	45.1	56.9
Revenues (in thousands):
Natural gas	$33,829	$27,907	$30,224	$34,673	$28,941	$31,438
Condensate and oil	12,377	18,004	47,033	22,823	24,081	52,505
NGLs	9,300	9,981	14,515	10,690	10,897	14,913
Unrealized hedge loss	(5,566)	(5,566)	(5,566)	(7,156)	(7,156)	(7,156)

Total revenues	$49,940	$50,326	$86,206	$61,030	$56,763	$91,700

Average sales prices (including the impact of realized hedging):
Natural gas ($/Mcf)	$3.20	$4.00	$3.82	$3.38	$3.57	$3.57
Condensate and oil ($/Bbl)	70.01	75.07	84.51	68.54	69.21	81.49
NGLs ($/Bbl)	34.40	34.16	33.16	30.80	30.83	31.30
Average sales price ($/Mcfe)	4.19	5.50	6.62	4.76	5.19	6.36
Average sales price ($/Boe)	25.14	33.00	39.70	28.53	31.12	38.17

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

On September 4, 2013, we agreed to acquire a 98.3% working interest (80.5% net revenue interest) in 24,000 net acres of the West Edmond Hunton Lime Unit located in Kingfisher, Logan and Oklahoma Counties, Oklahoma, for a cash purchase price of $187.5 million, subject to, among other customary adjustments, adjustment for an acquisition effective date of August 1, 2013.

The closing of the WEHLU Acquisition is subject to satisfaction of customary closing conditions and delivery of the total acquisition purchase price. This pro forma information was prepared assuming that the purchase price for the pending WEHLU Acquisition will be funded from pro forma cash on hand, net proceeds from the issuance of 2,140,000 shares of Series B Perpetual Preferred Stock, which we expect to complete on November 7, 2013, at a dividend rate of 10.75% and the issuance of $125.0 million of additional 8.625% senior secured notes. The actual sources of funding of the purchase price and amounts from various sources may differ.

On October 2, 2013, we and our subsidiary sold to Cubic Energy, Inc. approximately 31,800 gross (16,300 net) acres of leasehold interests in the Hilltop area of East Texas in Leon and Robertson Counties, Texas, including production from interests in producing wells, for an adjusted cash purchase price of approximately $43.9 million.

On June 7, 2013, we purchased from Chesapeake Exploration, L.L.C. and Larchmont Resources, L.L.C. approximately 157,000 net acres of Mid-Continent oil and gas leasehold interests, including production from interests in 176 net producing locations in Oklahoma, for approximately $69.4 million. The Chesapeake Acquisition had an effective date of October 1, 2012. In connection with the Chesapeake Acquisition, we entered into a Settlement Agreement with the Chesapeake Parties. In order to effect a mutual full and unconditional release and settlement of all claims made in a lawsuit filed by Chesapeake, we agreed to pay Chesapeake approximately $10.8 million in cash, approximately $9.8 million of which to repurchase 6,781,768 outstanding common shares of the Company’s common stock held by Chesapeake (the “Chesapeake Share Repurchase”). The Chesapeake Share Repurchase was also completed on June 7, 2013. Subsequent to the closing of the Chesapeake Acquisition, on July 1, 2013, our partner in an original AMI in Oklahoma elected to exercise its rights within the AMI and acquired approximately 12,820 net acres and 50% of the interest acquired in 62 producing wells (effective October 1, 2012) previously acquired by us as part of the Chesapeake Acquisition for a cash purchase price of $12.1 million.

On May 15, 2013, we issued $200.0 million aggregate principal amount of its 8 5/8% Senior Secured Notes due 2018 in the May 2013 Senior Notes Offering. The net proceeds from the offering were used to (i) finance the Chesapeake Acquisition and the Chesapeake Share Repurchase and to settle litigation with Chesapeake, (ii) repay in full borrowings under the prior revolving credit facility and (iii) for general corporate purposes.

On August 6, 2013, (i) Newfield Exploration Mid-Continent Inc. acquired approximately 76,000 net acres of undeveloped oil and gas leasehold interests in Kingfisher and Canadian Counties, Oklahoma from us for an adjusted cash purchase price of approximately $54.0 million and (ii) we acquired approximately 2,260 net acres of Oklahoma undeveloped oil and gas leasehold interests from Newfield through a downward adjustment to the purchase price. The Newfield Divestiture had an effective date of May 1, 2013.

The following unaudited pro forma financial information is derived from our historical audited and unaudited financial statements and the audited and unaudited statements of revenues less direct operating expenses of the Chesapeake Assets and the WEHLU Assets, and reflect the impact of the WEHLU Acquisition, East Texas Disposition, and the Chesapeake Acquisition and Related Dispositions. Our Unaudited Pro Forma Combined Balance Sheet as of September 30, 2013 has been prepared assuming the WEHLU Acquisition and East Texas Divestiture were consummated on September 30, 2013. The impact of the Chesapeake Acquisition and Related Dispositions are already reflected in historical balance sheet at September 30, 2013. Our Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2012 and for the nine month period ended September 30, 2013 have been prepared assuming the WEHLU Acquisition, East Texas Disposition and the Chesapeake Acquisition and Related Dispositions were consummated on January 1, 2012. The Newfield Disposition is a disposition of undeveloped oil and gas leasehold interests and is accounted for as an adjustment of capitalized costs, with no gain recognized as such adjustment would not significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to our or Parent’s full cost pool. Therefore, the Newfield Disposition has no impact on the statement of operations. The probable WEHLU Acquisition is assumed to be financed through the issuance of $53.5 million of Series B Perpetual Preferred Stock with a dividend rate of 10.75% expected to be issued by Gastar USA, an additional issuance of $125.0 million of 8.625% senior secured notes and the utilization of a portion of pro forma cash on hand.

These unaudited pro forma combined financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013, as well as the Statement of Revenues and Direct Operating Expenses of the Chesapeake Acquisition Properties filed as exhibit 99.1 to the Current Report on Form 8-K/A dated October 25, 2013 and the Statement of Revenues and Direct Operating Expenses of the WEHLU Acquisition Properties filed as exhibit 99.2 to the Current Report on Form 8-K dated October 28, 2013, each as jointly filed by us and Parent.

The unaudited pro forma financial information is not indicative of the financial position or results of operations that would have actually occurred if the transaction had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, reductions in prices paid for oil or natural gas, future acquisitions or dispositions and other factors.

Gastar Exploration USA, Inc.

Unaudited Pro Forma Combined Balance Sheet

as of September 30, 2013

	Gastar USA Historical	Pro Forma Adjustments				Pro Forma Prior to WEHLU Acquisition	Pro Forma Adjustments		Pro Forma After WEHLU Acquisition
		East Texas Disposition		Preferred Stock Offering Adjustments			WEHLU Acquisition
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,362	$39,189	(a)	$50,075	(e)	$110,626	$(52,406	)(g)	$58,220
Accounts receivable, net of allowance for doubtful accounts of $514	10,696	—		—		10,696	—		10,696
Commodity derivative contracts	2,259	—		—		2,259	—		2,259
Prepaid expenses	587	—		—		587	—		587

Total current assets	34,904	39,189		50,075		124,168	(52,406)		71,762

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	102,338	—		—		102,338	13,025	(h)	115,363
Proved properties	769,046	(48,179	)(b)	—		720,867	170,063	(h)	890,930

Total natural gas and oil properties	871,384	(48,179)		—		823,205	183,088		1,006,293
Furniture and equipment	2,409	—		—		2,409	—		2,409

Total property, plant and equipment	873,793	(48,179)		—		825,614	183,088		1,008,702
Accumulated depreciation, depletion and amortization	(506,180)	—		—		(506,180)	—		(506,180)

Total property, plant and equipment, net	367,613	(48,179)		—		319,434	183,088		502,522
OTHER ASSETS:
Commodity derivative contracts	7,399	—		—		7,399	—		7,399
Deferred charges, net	2,133	—		—		2,133	1,063	(i)	3,196
Advances to operators and other assets	12,311	—		—		12,311	(9,375	)(j)	2,936

Total other assets	21,843	—		—		21,843	(8,312)		13,531

TOTAL ASSETS	$424,360	$(8,990)		50,075		465,445	$122,370		$587,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,611	$—		—		5,611	$—		$5,611
Revenue payable	12,063	—		—		12,063	—		12,063
Accrued interest	6,469	—		—		6,469	—		6,469
Accrued drilling and operating costs	2,727	—		—		2,727	—		2,727
Advances from non-operators	12,951	—		—		12,951	—		12,951
Commodity derivative contracts	794	—		—		794	—		794
Commodity derivative premium payable	1,819	—		—		1,819	—		1,819
Asset retirement obligation	750	—		—		750	—		750
Other accrued liabilities	7,974	(4,700	)(c)	—		3,274	—		3,274

Total current liabilities	51,158	(4,700)		—		46,458	—		46,458

LONG-TERM LIABILITIES:
Long-term debt	194,830	—		—		194,830	121,563	(k)	316,393
Commodity derivative contract premium payable	7,651	—		—		7,651	—		7,651
Asset retirement obligation	7,999	(4,290	)(d)	—		3,709	807	(l)	4,516
Due to parent	34,805	—		—		34,805	—		34,805

Total long-term liabilities	245,285	(4,290)		—		240,995	122,370		363,365

Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; 3,958,160 shares issued and outstanding at September 30, 2013	40	—		21	(f)	61	—		61
Common stock, no par value; 1,000 shares authorized; 750 shares issued and outstanding	225,431	—		—		225,431	—		225,431
Additional paid-in capital	76,734	—		50,054	(f)	126,788	—		126,788
Accumulated deficit	(174,288)	—		—		(174,288)	—		(174,288)

Total shareholders’ equity	127,917	—		50,075		177,992	—		177,992

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$424,360	$(8,990)		50,075		465,445	$122,370		$587,815

See accompanying notes to unaudited pro forma combined financial statements.

Gastar Exploration USA, Inc.

Unaudited Pro Forma Combined Statement of Operations

for the Nine Months Ended September 30, 2013

		Pro Forma Adjustments							Pro Forma Adjustments
	Gastar USA Historical	Chesapeake Acquisition and Related Dispositions(1)		East Texas Disposition		Preferred Stock Offering		Pro Forma Prior to WEHLU Acquisition	WEHLU Acquisition		Pro Forma After WEHLU Acquisition
	(in thousands)
Revenues:
Natural gas	$34,673	$1,940	(m)	$(7,672	)(s)	—		$28,941	$2,497	(x)	$31,438
Condensate and oil	22,823	2,260	(m)	(1,002	)(s)	—		24,081	28,424	(x)	52,505
NGLs	10,690	207	(m)	—		—		10,897	4,016	(x)	14,913

Total natural gas, oil and NGLs revenues	68,186	4,407		(8,674)		—		63,919	34,937		98,856
Unrealized hedge loss	(7,156)	—		—		—		(7,156)	—		(7,156)

Total revenues	61,030	4,407		(8,674)		—		56,763	34,937		91,700
Expenses:
Production taxes	3,112	227	(n)	(25	)(t)	—		3,314	1,669	(y)	4,983
Lease operating expenses	6,196	1,255	(n)	(2,294	)(t)	—		5,157	5,683	(y)	10,840
Transportation, treating and gathering	3,386	56	(n)	(2,818	)(t)	—		624	—		624
Depreciation, depletion and amortization	21,428	716	(o)	(4,124	)(u)	—		18,020	15,419	(z)	33,439
Accretion of asset retirement obligation	358	61	(p)	(159	)(v)	—		260	63	(aa)	323
General and administrative expense	10,935	—		—		—		10,935	—		10,935
Litigation settlement expense	1,000	—		—		—		1,000	—		1,000

Total expenses	46,415	2,315		(9,420)		—		39,310	22,834		62,144

Income from operations	14,615	2,092		746		—		17,453	12,103		29,556
Other income (expense):
Gain on acquisition of assets at fair value	43,712	(43,712	)(q)	—		—		—	—		—
Interest expense	(7,593)	(4,446	)(r)	—		—		(12,039)	(8,180	)(bb)	(20,219)
Investment income and other	(5)	—		—		—		(5)	—		(5)
Foreign transaction loss	(11)	—		—		—		(11)	—		(11)

Income before provision for income taxes	50,718	(46,066)		746		—		5,398	3,923		9,321
Provision for income taxes	—	—		—		—		—	—		—

Net income	50,718	(46,066)		746		—		5,398	3,923		9,321
Dividend on preferred stock attributable to non-controlling interest	(6,398)	—		—		(4,313	)(cc)	(10,711)	—		(10,711)

Net income attributable to common stockholder	$44,320	$(46,066)		$746		(4,313)		(5,313)	$3,923		$(1,390)

(1)	The pro forma adjustments to the statement of operations for the Chesapeake Acquisition and Related Dispositions include five months and one week of revenues and direct operating expenses related to the Chesapeake Acquisition net of the interest acquired by the joint venture partner in the AMI Election. Three months and three weeks of Chesapeake Acquisition revenues have been recorded in our historical results for the nine months ended September 30, 2013.

See accompanying notes to unaudited pro forma combined financial statements.

Gastar Exploration USA, Inc.

Unaudited Pro Forma Combined Statement Of Operations

for the Year Ended December 31, 2012

	Gastar USA Historical	Pro Forma Adjustments						Pro Forma Prior to WEHLU Acquisition	Pro Forma Adjustments		Pro Forma
		Chesapeake Transactions and Related Dispositions		East Texas Disposition		Preferred Stock Offering			WEHLU Acquisition
	(in thousands)
Revenues:
Natural gas	$33,829	$4,179	(m)	$(10,101	)(s)	—		$27,907	$2,317	(x)	$30,224
Condensate and oil	12,377	7,080	(m)	(1,453	)(s)	—		18,004	29,029	(x)	47,033
NGLs	9,300	681	(m)	—		—		9,981	4,534	(x)	14,515

Total natural gas, oil and NGLs revenues	55,506	11,940		(11,554)		—		55,892	35,880		91,772
Unrealized hedge loss	(5,566)	—		—		—		(5,566)	—		(5,566)

Total revenues	49,940	11,940		(11,554)		—		50,326	35,880		86,206
Expenses:
Production taxes	2,269	555	(n)	(85	)(t)	—		2,739	1,609	(y)	4,348
Lease operating expenses	6,174	3,175	(n)	(3,624	)(t)	—		5,725	6,043	(y)	11,768
Transportation, treating and gathering	4,965	121	(n)	(3,746	)(t)	—		1,340	—		1,340
Depreciation, depletion and amortization	25,424	3,389	(o)	(9,360	)(u)	—		19,453	17,836	(z)	37,289
Impairment of natural gas and oil properties	150,787	—		—		—		150,787	—		150,787
Accretion of asset retirement obligation	388	160	(p)	(215	)(v)	—		333	79	(aa)	412
General and administrative expense	10,732	—		—		—		10,732	—		10,732
Litigation settlement expense	1,250	—		—		—		1,250	—		1,250

Total expenses	201,989	7,400		(17,030)		—		192,359	25,567		217,926

Loss from operations	(152,049)	4,540		5,476		—		(142,033)	10,313		(131,720)
Other income (expense):
Interest expense	(271)	(12,516	)(r)	(1,396	)(w)	—		(14,183)	(11,527	)(bb)	(25,710)
Investment income and other	(4)	—		—		—		(4)	—		(4)
Foreign transaction gain	2	—		—		—		2	—		2

Loss before provision for income taxes	(152,322)	(7,976)		4,080		—		(156,218)	(1,214)		(157,432)
Provision for income taxes	—	—		—		—		—	—		—

Net loss	(152,322)	(7,976)		4,080		—		(156,218)	(1,214)		(157,432)
Dividend on preferred stock attributable to non-controlling interest	(7,077)	—		—		(5,751	)(cc)	(12,828)	—		(12,828)

Net loss attributable to common stockholder	$(159,399)	$(7,976)		$4,080		$(5,751)		$(169,046)	$(1,214)		$(170,260)

See accompanying notes to unaudited pro forma combined financial statements.

1. Pro Forma Adjustments

(a)	To record the net cash proceeds received for the East Texas Disposition. The East Texas Disposition cash proceeds are net of approximately $3.4 million of customary closing adjustments and $4.7 million of deposit received prior to September 30, 2013.
(b)	To record the reduction in property, plant and equipment for the net sales proceeds for the East Texas Disposition and to reduce the property, plant and equipment balance for the related asset retirement obligation costs at September 30, 2013 for the East Texas Disposition.
(c)	To record the application of the $4.7 million deposit previously received for the East Texas Disposition prior to September 30, 2013.
(d)	To record the reduction in the asset retirement obligation liability at September 30, 2013 for the East Texas Divestiture.
(e)	To record the cash proceeds received from the issuance of Series B Preferred Stock, net of $3.4 million in fees and estimated expenses.
(f)	To record the issuance of $53.5 million of 10.75% perpetual preferred stock net of issuance costs of $3.4 million issued to fund a portion of the probable WEHLU Acquisition.
(g)	To record the net decrease in cash after the receipt, net of fees and expenses, from the assumed issuance of $125.0 million of senior secured notes and the payment of $187.5 million for the probable WEHLU Acquisition.
(h)	To record additional plant, property and equipment acquired and additional asset retirement obligation (full cost method) as of September 30, 2013 for the probable WEHLU Acquisition.
(i)	To record additional deferred charges related to the assumed issuance of the $125.0 million senior secured notes at an interest rate of 8.625%.
(j)	To record the application of the deposit previously paid prior to September 30, 2013 to the purchase price of the WEHLU Acquisition.
(k)	To record the assumed issuance of $125.0 million senior secured notes at an interest rate of 8.625%, net of $3.4 million of initial purchaser discount.
(l)	To record additional asset retirement obligation liability for the WEHLU Acquisition properties at September 30, 2013.
(m)	To record natural gas, condensate and oil and NGLs sales revenues for the Chesapeake Acquisition and Related Dispositions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(n)	To record direct operating expenses for the Chesapeake Acquisition and Related Dispositions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(o)	To record additional depreciation, depletion and amortization (“DD&A”) expense for the Hunton Transactions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(p)	To record additional accretion expense for the Chesapeake Acquisition and Related Dispositions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(q)	To exclude the impact of the non-recurring gain on acquisition of assets at fair value resulting from the Chesapeake Acquisition.
(r)	To record additional interest expense related to the May 10, 2013 issuance of $200.0 million of senior secured notes at an interest rate of 8.625% issued in part to fund the Chesapeake Acquisition and Chesapeake Share Repurchase, net of (i) interest expensed on any borrowings under the prior revolving credit facility and (ii) additional interest capitalized on unproved properties.
(s)	To record the reduction in natural gas, condensate and oil sales revenues for the East Texas Divestiture for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(t)	To record the reduction in direct operating expenses for the East Texas Disposition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(u)	To record the reduction in DD&A expense for the East Texas Disposition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(v)	To record the reduction in accretion expense on the asset retirement obligation for the East Texas Disposition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(w)	To record interest expense, rather than capitalized interest, related to the East Texas unproven property for the year ended December 31, 2012 had the East Texas Disposition occurred on January 1, 2012.
(x)	To record natural gas, condensate and oil and NGLs sales revenues for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(y)	To record direct operating expenses for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(z)	To record additional DD&A expense for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(aa)	To record additional accretion expense on the asset retirement obligation for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(bb)

To record additional interest expense, net of capitalized interest, for the assumed issuance of $125.0 million of senior secured notes at an interest rate of 8.625% to fund a portion of the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012. For every $10.0 million in principal amount of senior notes issued, pro forma interest expense will be increased and pro forma net loss or income attributable to common stockholder will be increased or decreased, respectively, by $863,000 for the twelve months ended December 31, 2012 and by $647,000 for the nine months ended September 30, 2013. A 0.125% per annum increase or decrease in the assumed interest rate on such $10.0 million principal amount of additional senior notes issued would result in an increase or decrease of pro forma interest expense and an increase or decrease, respectively, in net loss or income attributable to common stockholder by $12,500 for the twelve months ended December 31, 2012 and by $9,400 for the nine months ended September 30, 2013. In the event we utilize borrowings under our senior revolving credit facility to finance a portion of the WEHLU Acquisition price at an assumed currently applicable maximum 3.25% per annum rate, for every $10.0 million in such borrowings, pro forma interest expense will be increased and pro forma net loss or income attributable to common stockholder will be increased or decreased, respectively, by $325,000 for the twelve months ended December 31, 2012 and by $244,000 for the nine months ended September 30, 2013. A 0.125% per annum increase or decrease in the assumed interest rate on such $10.0 million borrowings under the senior revolving credit facility would result in an increase or decrease of pro forma interest expense and an increase or decrease, respectively, in net loss or income attributable to common stockholder by $12,500 for the twelve months ended December 31, 2012 and by $9,400 for the nine months ended September 30, 2013. The actual source of funding may differ and include, in addition to net proceeds from the perpetual preferred stock issuance, net proceeds from the assumed issuance of senior secured notes and cash on hand, borrowings under the senior revolving credit facility.
(cc)	To record additional dividend expense on the issuance of $53.5 million of 10.75% perpetual preferred stock net of issuance costs of $3.4 million issued to fund a portion of the probable WEHLU Acquisition purchase price for the nine months ended September 30, 2013 and for the year ended December 31, 2012.